25 Research Drive, Westborough, Massachusetts 01582


                                                              March 23, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


     Re: Form U-1 Application/Declaration Seeking Approvals Related to the Proposed Combination of National Grid USA (formerly New England Electric System) and Eastern Utilities Associates - File No. 70-9537


Ladies and Gentlemen:

     National Grid USA (formerly New England Electric System) (hereinafter referred to as "Grid USA') proposed to acquire Eastern Utilities Associates ("EUA") with Grid USA being the surviving entity. Grid USA is a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), and is a member of the National Grid Group plc holding company system, also registered under the Act. The Application/Declaration also covers the acquisition of common shares related to the mergers of Eastern Edison Company and Massachusetts Electric Company ("Mass. Electric"), with Mass. Electric being the surviving entity; Montaup Electric Company and New England Power Company ("NEP"), with NEP being the surviving entity; Blackstone Valley Electric Company, Newport Electric Corporation, and The Narragansett Electric Company ("Narragansett"), with Narragansett being the surviving entity; and EUA Service Corporation and New England Power Service Company ("Service Company"), with Service Company being the surviving entity. Grid USA will also indirectly acquire EUA's non-utility business. In connection with these mergers, securities will be issued, indebtedness assumed, and guarantees assumed, all as more fully described in the Application/Declaration. Authorization for payment of dividends out of surplus is also requested. I am Deputy General Counsel for Grid USA and the companies in its holding company system and am familiar with the transactions covered by the Application/Declaration for which approval is sought (the "Transactions") under the Act.

     I am a member of the bar of Massachusetts. I am not a member of the bar of any other country or state of the United States in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by Grid USA.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o With respect to Grid USA and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Grid USA and each of its subsidiaries and associate companies involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     o Issuance by the Rhode Island Public Utilities Commission of an order approving the retail rate plan associated with the combination of Blackstone Valley Electric Company and Newport Electric Corporation into The Narragansett Electric Company.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to Grid USA and each of its subsidiaries and associate companies, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     (d) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;

     (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Grid USA or any of its subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.


                                                 Very truly yours,


                                                 /s/ Kirk Ramsauer
                                                 Deputy General Counsel
                                                 National Grid USA